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                                                                   EXHIBIT 10.41


                                                                  EXECUTION COPY






               MARKETING, PROMOTION, LICENSING, COMPUTER SERVICES
                         AND RELATED SERVICES AGREEMENT



                                     BETWEEN



                                FCC NATIONAL BANK



                                       AND



                                     E-LOAN



                             DATED AS OF MAY 3, 1999


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         MARKETING, PROMOTION, LICENSING, COMPUTER SERVICES, AND RELATED
                               SERVICES AGREEMENT

                This Services Agreement (the "Agreement") is entered into and made effective as of this 3rd day of May, 1999 (the "Effective Date"), by and between E-LOAN, Inc. ("E-LOAN"), a Delaware corporation with its principal office at 5875 Arnold Road, Dublin, California 94568 and FCC National Bank ("FCC National"), a national bank with its principal office at 300 King Street, Wilmington, Delaware 19801. All references in this document to FCC National shall mean the Internet-based financial institution currently being created by FCC National, and, upon assignment, nothing in this Agreement shall obligate FCC National to take any actions or create any liability on the part of FCC National.

                                    RECITALS

                WHEREAS, FCC National has informed E-LOAN that it is working towards the creation of a full service, fully-integrated, Internet-based financial institution (the "Project"), which Project may be assigned to another bank prior to or after completion, or which Project may be separated from FCC National in some other way;

                WHEREAS, E-LOAN provides certain services including mortgage and related services to consumers on the Internet, via E-LOAN's website currently at www.eloan.com;

                WHEREAS, FCC National and E-LOAN wish to develop a program utilizing technological interconnectivies, joint trademark and tradename identification for FCC National to offer more services, including access to multiple mortgage lenders, to its customers, to provide those customers hyperlink connectivity to E-LOAN's website using state of the art technology, and for E-LOAN to obtain increased name recognition and to provide services to a greater number of customers and in particular customers and potential customers of FCC National who have an interest or experience in conducting financial transactions on-line;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, FCC National and E-LOAN agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                Section 1.1 Defined Terms. Unless the context requires otherwise, capitalized terms in this Agreement shall have the meaning set forth herein or in Schedule A attached hereto.

                Section 1.2 Interpretation. References to Articles, Sections, Exhibits and Schedules are to be construed as references to the Articles or Sections of, and Exhibits or Schedules to, this Agreement, unless otherwise indicated, and terms such as "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire Agreement rather than any particular part of the same.

                                   ARTICLE II
                                SCOPE OF SERVICES

                Section 2.1 E-LOAN Services. During the term of the Agreement, E-LOAN will provide to FCC National the software, personnel, and ongoing support necessary for purposes of implementing certain lending services to FCC National customers and other visitors to FCC National's website for the Project described and


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in conformance with the technical specifications and performance standards set forth in the Statement of Work attached hereto as Schedule B, and will provide to FCC National the related services (the "Services") described and in conformance with the technical specifications and performance standards set forth in the Statement of Work for use by FCC National, its Partners and its electronic banking customers ("Users") in accordance with the terms and provisions set forth in this Agreement.

                Section 2.2 FCC National Obligations. FCC National shall market, promote and advertise E-LOAN to Internet users through various means, including through the creation and maintenance of a link on the FCC National website to the E-LOAN website, shall work with E-LOAN to establish mortgage lending pages (the "E-LOAN Pages") on FCC National's internet website, and shall give its customers and other visitors to the internet website access to the E-LOAN Pages. FCC National shall provide various computer services and internet access for customers. FCC National shall have complete discretion regarding the use and placement of promotional materials and access buttons related to the E-LOAN Pages.

                Section 2.3 Independent Contractor Status. The relationship of E-LOAN to FCC National is that of an independent contractor and nothing herein shall constitute or be deemed to constitute a joint venture, association, partnership, agency or other relationship between the parties or to impose any obligation or liability upon either of the parties based on such relationship.

                Section 2.4 Branding. The E-LOAN Pages will be co-branded in the manner determined by FCC National in FCC National's sole discretion, and E-LOAN shall make all commercially reasonable changes to its software to comply with FCC National's web page requirements, except that E-LOAN shall not be required to make material changes to the content of its web pages; provided, however, that only E-LOAN Pages containing E-LOAN functionalities shall be co-branded. "E-LOAN functionalities" means webpages that provide specialized E-LOAN feedback to customer inputted data, including loan qualification analysis and the listing of loan products appropriate for a customer's profile. "E-LOAN functionalities" shall not mean webpages that involve only mathematical calculators or generalized loan information, unless such loan information was developed or collected by E-LOAN. FCC National shall not be required to mention E-LOAN or any co-brand name on any other page of its internet website.

                                  ARTICLE III
                               PROJECT OBLIGATIONS

                Section 3.1 Performance Reporting. E-LOAN shall report promptly to FCC National (a) all malfunctions or delays in its performance of the Services or the failure to accomplish timely any of the responsibilities of E-LOAN, as set forth in the Statement of Work or otherwise in this Agreement or as required by the Project Manager, (b) any knowledge of circumstances that could reasonably result in malfunction or lead to delay in the performance of the Services or other responsibilities of E-LOAN, as set forth in the Statement of Work or otherwise in this Agreement or as required by the Project Manager, and (c) E-LOAN's proposed solution to items (a) and (b), including a detailed description in writing of all solutions to such problems (a "Performance Report"). FCC National shall have the right to receive and review all Performance Reports produced by E-LOAN. Notwithstanding anything to the contrary in this Section 3.1, E-LOAN shall be required to report to FCC National only those malfunctions, delays, or other failures which could reasonably impact the Services that E-LOAN provides to FCC National.

                Section 3.2 Internet Traffic Reporting. (a) Within fifteen (15) days after the last day of each calendar month, FCC National will, to the extent possible, provide E-LOAN with a monthly report of aggregate user traffic accessing the E-LOAN related portion of the FCC National website. FCC National shall have no obligation to calculate user traffic under this Section 3.2 until July 1, 1999.

                (b) Within fifteen (15) days after the last day of each calendar month, E-LOAN will provide FCC National with a monthly report of the number of page views on the E-LOAN pages on the FCC National website. In addition, E-LOAN will provide FCC National with a report of users, rate watches, loan monitors, rate searches,


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completed applications and closed loans that are originated from the FCC
National website.

                Section 3.3 Technical Support and Personnel. (a) FCC National and E-LOAN shall designate acceptable and appropriately trained technical personnel to serve as the technical contacts to communicate regarding all requests or aspects of technical support necessitated by this Agreement. These contacts are set forth on Schedule C attached hereto. FCC National or E-LOAN, as applicable, shall promptly notify the other in writing of any changes to such contacts during the term of this Agreement. Among other responsibilities, these technical contacts shall meet periodically to review whether E-LOAN is maintaining the personnel and resources, pursuant to subsection 3.3(b) below, necessary to perform E-LOAN's obligations under this Agreement (which, both parties acknowledge, will change from time to time).

                (b) E-LOAN shall maintain personnel (i) adequate to perform its obligations under this Agreement and (ii) possessing such qualification, knowledge and experience in the provision of the tasks to which they are assigned as would be required for comparable positions and tasks in competitive businesses.

                Section 3.4 Insurance. At all times during the term of this Agreement, E-LOAN shall maintain in force comprehensive general liability insurance. Such insurance shall include contractual liability insurance for the indemnification obligations contained in Article X, products hazard and catastrophe coverage, and coverage for negligent acts, errors and omissions in the provision of the Services under this Agreement. Except to the extent prohibited by law, all insurance provided herein shall name FCC National and all its assignees as additional insureds and as loss payees. The required coverages referred to and set forth in this Section 3.4 shall in no way affect, nor are they intended as a limitation of, E-LOAN's liability with respect to the performance of its obligations under this Agreement. E-LOAN further releases, assigns and waives any and all rights of recovery against FCC National and its Affiliates, employees, successors and permitted assigns which E-LOAN may otherwise have or acquire in or from or are in any way connected with any loss covered by policies of insurance maintained or required to be maintained by E-LOAN pursuant to this Agreement or because of deductible clauses in or inadequacy of limits of any such policies of insurance.

                Section 3.5 Subcontracting Rights. E-LOAN shall not enter into any contract or arrangement pursuant to which any third party shall have responsibility for providing any of the Services without the prior written consent of FCC National, which consent shall not be unreasonably withheld.

                Section 3.6 Export Controls. E-LOAN acknowledges and agrees that both (a) certain equipment, software and technical data which may be provided or utilized in connection with the furnishing of the Services; and (b) any activities in connection with the provision of the Services and related technology, may be subject to export, re-export or import controls under the U.S. Export Administration Regulations or similar regulations of the United States or of any other countries now in effect or enacted hereafter. E-LOAN agrees that neither it nor any agents, contractors, subcontractors or Affiliates shall export, re-export or import any such equipment, software, technical data or any direct product thereof in violation of any such laws.

                Section 3.7 Modifications to Achieve Regulatory Approval. (a) E-LOAN acknowledges that the performance of the Services under this Agreement is subject to the examination and regulatory authority of the Office of the Comptroller of the Currency (the "OCC") and any other applicable Federal or state banking agency (each, an "Agency") pursuant to 12 U.S.C. Section 1867(c). E-LOAN shall perform the Services in such a manner which will enable FCC National to achieve compliance with all applicable federal, state and local laws, government rules and regulations, and Agency supervisory issuances ("Applicable Law") and shall comply with (and cause E-LOAN's Affiliates, representatives and employees to comply with) all applicable FCC National Policies in an effort to achieve and maintain compliance with such Applicable Law. All FCC National Policies that apply to E-LOAN as of the Effective Date shall be provided to E-LOAN prior to the Effective Date.

                (b) If FCC National determines that modification to the Services is necessary to achieve


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compliance with Applicable Law and/or to satisfy the recommendations of an
Agency, and/or if FCC National determines that modification to the Services is necessary to address a change in Applicable Law and/or a change in any FCC National Policy necessary to more fully comply with Applicable Law, FCC National must notify E-LOAN of such determination in writing and direct E-LOAN to make specific modification(s) to the Services that address FCC National's regulatory concerns. E-LOAN shall promptly implement such proposed modification(s), or if FCC National's proposed modification(s) would result in significant additional cost, material disruption or additional burden to E-LOAN, E-LOAN may (i) suggest alternative modifications designed to address FCC National's concerns with less cost or disruption to E-LOAN and/or (ii) propose to FCC National that FCC National bear a stated portion of the costs involved with the modification(s). If FCC National, in its reasonable determination, concludes that the suggested alternative modifications do not allow FCC National to achieve compliance with Applicable Law or FCC National Policy, or that the proposed costs to be paid by FCC National are, in FCC National's sole discretion, unacceptable, E-LOAN may elect to (x) implement the modifications proposed by FCC National, as the same may have been modified by mutual agreement of the parties, or (y) terminate the Agreement without penalty upon ninety (90) days' written notice to FCC National. Any termination pursuant to this Section 3.8(b)(ii)(y) shall be subject to the transition obligations set forth in Section 9.4 of this Agreement.

                Section 3.8 Integration. E-LOAN shall make all commercially reasonable modifications that are necessary, in FCC National's reasonable discretion, to ensure compatibility of E-LOAN's systems with all other systems being used to implement the Project.

                Section 3.9 End-User Agreements. E-LOAN shall comply with all applicable and reasonable terms in any End-User Agreement. FCC National shall provide to E-LOAN by the Effective Date the form of all End-User Agreements in existence as of that date.

                Section 3.10 Project Manager. E-LOAN shall fully cooperate with the Project Manager and shall respond promptly to all requests of the Project Manager, including, without limitation, requests for any written or oral performance or other reports reasonably related to E-LOAN's participation in the Project.

                                   ARTICLE IV
                               PAYMENT OBLIGATIONS

                Section 4.1 Service Charges; Payment Terms. (a) In consideration of FCC National's advertising, promotion, marketing, and computer services on behalf of E-LOAN, and the grant by FCC National to E-LOAN of the right to use FCC National's proprietary marks in connection with E-LOAN's promotional activities, E-LOAN agrees to pay FCC National the fees set forth on Schedule D, which the parties agree represent the fair and reasonable value of the marketing and promotional activities, computer services, and the use of proprietary marks of FCC National, including, but not limited to (i) the advertising and publicity value to E-LOAN created by the association of E-LOAN with FCC National; (ii) FCC National's obligations to report to E-LOAN the results of FCC National's marketing efforts; (iii) the computer services, including the weblink and the efforts to establish E-LOAN Pages on FCC National's website that FCC National will provide to E-LOAN; and (iv) the delivery of customers with interest and/or experience in conducting financial transactions on the internet. E-LOAN shall not compensate FCC National for any services duplicative of those provided by E-LOAN, and shall be disclosed to the customer as required by RESPA or any other applicable law.

                (b) E-LOAN's payment obligations to FCC National shall be as set forth on Schedule D attached hereto. E-LOAN shall compensate FCC National on terms no less favorable than the terms on which it compensates any other Person providing identical or similar marketing, advertising, and computer services; provided, however that E-LOAN shall be obligated to review payments to each of its distribution sources no more than once annually. If such review shows that FCC National was underpaid at any time during the year prior to such review because an identical or similar distribution source was compensated on terms more favorable than FCC National, E-LOAN shall pay to FCC National in arrears all such amounts. All invoices shall be accompanied by a report in such form and format and containing such information as is reasonably required by E-LOAN to evidence the manner in which


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the amounts due hereunder were calculated and which permit E-LOAN to verify such amounts.

                (c) Within 30 days after the end of each month, E-LOAN shall remit payment to FCC National at FCC National's principal office designated in the preamble to this Agreement (or such other place designated by FCC National in accordance with the notice provisions of Section 13.8) for its payment obligations as set forth on Schedule D. Each payment shall be accompanied by a report in such form and format and containing such information as is reasonably required by FCC National to evidence the manner in which the amounts due hereunder were calculated and which permit FCC National to verify such amounts.

                (d) This Agreement and the compensation hereunder will be subject to change by mutual agreement of the parties, to the extent necessary to comply with federal and state laws and regulations, including the Real Estate Settlement Procedures Act (RESPA). If, in the reasonable discretion of either party, the compensation arrangements or any other provision of this Agreement fail to comply with any applicable law, or either party is advised by counsel or a regulatory body with jurisdiction over its activities to terminate or modify the Agreement or compensation arrangements to achieve compliance, the other party shall cooperate to the extent necessary to achieve compliance, including, but not limited to, executing any appropriate amendments to the Agreement. If any Agency determines that the compensation paid in consideration of the activities conducted hereunder violates or would violate Applicable Law, the parties agree that appropriate adjustments (including retroactive adjustments) will be made to the compensation structure to resolve the violation as determined by the Agency. The amount of any retroactive adjustments shall not exceed amounts actually paid or owing.

                                   ARTICLE V
                      E-LOAN REPRESENTATIONS AND WARRANTIES

E-LOAN represents and warrants as of the date hereof as follows:

                Section 5.1 Organization and Qualification. E-LOAN is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

                Section 5.2 Due Authorization. The execution and delivery of this Agreement and compliance by E-LOAN with all provisions of this Agreement
(a) are within the corporate power and authority of E-LOAN, and (b) have been duly authorized by all requisite corporate proceedings. The Agreement has been duly executed and delivered by E-LOAN and constitutes a valid and binding agreement of E-LOAN, enforceable in accordance with its terms.

                Section 5.3 Conflicting Agreements. The execution and delivery of this Agreement shall not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of E-LOAN or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which E-LOAN or any of its respective properties is subject.

                Section 5.4 Consents. No authorizations or other consents, approvals or notices of or to any Person are required in connection with (a) the performance by E-LOAN of its obligations under this Agreement, (b) the development and implementation of the systems necessary to perform the Services in accordance with the applicable provisions of this Agreement and in compliance with all applicable laws, (c) the validity and enforceability of this Agreement; or (d) the execution, delivery and performance by E-LOAN of this Agreement.

                Section 5.5 Performance Warranty. E-LOAN represents and warrants that the Services shall conform in all material respects to the technical specifications and performance standards set forth in the Statement of Work and to general industry standards for the Services and products offered by E-LOAN pursuant to this


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Agreement. E-LOAN further warrants that it has developed or will develop and implement in a timely manner, all necessary internal technical systems and procedures to ensure that the Services conform and continue to conform to such specifications and standards, and to standards at all times reasonably acceptable to FCC National or as otherwise required to assure compliance by E-LOAN or FCC National with any law or regulation. FCC National shall have the right at any time and in a reasonable manner to review and inspect E-LOAN's operational and security standards and E-LOAN shall cooperate with such reviews and inspections in accordance with Section 8.2 of this Agreement. Notwithstanding any other provision in this Agreement, in the event FCC National notifies E-LOAN that the Services are failing to conform to the above warranties, FCC National may, in its sole discretion, (a) immediately terminate this Agreement pursuant to Section 9.2 or (b) request that E-LOAN, without charge, promptly repair or replace the cause of such failure in accordance with the response times set forth in the Statement of Work. If E-LOAN fails to repair or replace promptly the cause of such failure, FCC National may immediately terminate the Agreement pursuant to Section 9.2. In no event shall a termination of the Agreement by FCC National pursuant to this Section 5.5 constitute an Early Termination by FCC National under Section 9.3 hereof.

                Section 5.6 Disaster Recovery. E-LOAN represents and warrants that it currently maintains, and shall continue to maintain throughout the term of this Agreement, offsite disaster recovery capabilities (further described in Section 8.4) that permit E-LOAN to recover from a disaster and continue providing the Services within a commercially reasonable period not to exceed 48 hours from the occurrence of such disaster. E-LOAN maintains, and shall continue to maintain throughout the term of this Agreement, a back-up power supply system to guard against electrical outages.

                Section 5.7 "Year 2000" Warranty. E-LOAN represents and warrants that all computer systems, software, and hardware provided by E-LOAN and to be used in the provision of the Services or otherwise for the Project, including, without limitation, all Custom Work Product developed by E-LOAN (as defined in Section 7.3) are, at the time of delivery and thereafter and in all subsequent modifications, able to accurately process date data, including calculating, comparing, and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations. If, at any time, any such system, software or hardware are found by FCC National or any other of E-LOAN's customers, not to function in any material respect as specified in this Section as a result of the date changes from December 31, 1999 to January 1, 2000 and beyond, including appropriate leap year calculations, E-LOAN shall at no additional charge to FCC National and in accordance with the Statement of Work, immediately upon receipt of a report of a material defect, correct any such defect so as to enable the systems, software or hardware to fully function in accordance with this Section and with the Statement of Work. In doing so, FCC National shall cooperate reasonably with E-LOAN; provided that E-LOAN shall not require FCC National to make any changes to the systems, software or hardware (except to install changes provided by E-LOAN) unless the defect is caused solely by a modification thereto not made or authorized by E-LOAN.

                Section 5.8 Intellectual Property Rights. E-LOAN represents and warrants that it owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights reasonably necessary for and related to the operation of the Services. The operation of the Services as presently conducted or proposed to be conducted by E-LOAN does not infringe or violate any Intellectual Property Rights of any other person, and E-LOAN has not received any charge, complaint, claim, demand or notice alleging any such infringement or violation. No other Person has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by E-LOAN that relate to the operation of the Services. In the event it is determined that E-LOAN is infringing upon any Intellectual Property Right, E-LOAN shall, as soon as practicable, (a) obtain for FCC National the right to continue using the infringing item or (b) replace the infringing item or modify it such that it becomes non-infringing.

                Section 5.9 Compliance. E-LOAN represents and warrants that E-LOAN's business is in compliance with all Applicable Law. E-LOAN further represents and warrants that (a) E-LOAN's performance under the Agreement and
(b) the Services, including, without limitation, all processing performed as part of the


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Services, will comply with all Applicable Law.

                Section 5.10 Network Access. E-LOAN controls access to its network through the utilization of security measures that restrict access. FCC National has no ability to modify such security methods and is in total reliance upon E-LOAN for the protection of FCC National's internal system against access through the use of E-LOAN's network. E-LOAN represents that its security measures are designed, consistent with best industry practices, in an effort to
(i) ensure that FCC National's internal system cannot be accessed without FCC National's express authorization; (ii) enable E-LOAN to immediately terminate any unauthorized access; and (iii) enable E-LOAN to identify the entity making such unauthorized access. E-LOAN will make no changes to its security measures that would increase the risk of an unauthorized access.

                                   ARTICLE VI
                   FCC NATIONAL REPRESENTATIONS AND WARRANTIES

FCC National represents and warrants as of the date hereof as follows:

                Section 6.1 Organization and Qualification. FCC National is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

                Section 6.2 Due Authorization. The execution and delivery of this Agreement and compliance by FCC National with all provisions of this Agreement (a) are within the corporate power and authority of FCC National, and
(b) have been duly authorized by all requisite corporate proceedings. The Agreement has been duly executed and delivered by FCC National and constitutes a valid and binding agreement of FCC National, enforceable in accordance with its terms.

                Section 6.3 Conflicting Agreements. The execution and delivery of this Agreement shall not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of FCC National or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which FCC National or any of its respective properties is subject.

                Section 6.4 Consents. No authorizations or other consents or approvals or notices of or to any Person are required in connection with (a) the performance of FCC National's obligations under this Agreement, (b) the validity and enforceability of this Agreement, and (c) the execution, delivery and performance by FCC National of this Agreement.

                Section 6.5 Compliance. FCC National represents and warrants that FCC National's business is in compliance with all applicable federal, state and local laws and government rules and regulations. FCC National further represents and warrants that (a) FCC National's performance under the Agreement and (b) the Services, including, without limitation, all processing performed as part of the Services, will comply with all applicable federal, state and local laws and government rules and regulations.

                                  ARTICLE VII
                               PROPRIETARY RIGHTS

                Section 7.1 Customer Data. [*]


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[*] Confidential treatment requested.
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                Section 7.2 Trademarks. (a) FCC National grants to E-LOAN, for the term of this Agreement, a non-exclusive, non-transferable, royalty-free, revocable license to use, at FCC National's direction and in FCC National's sole discretion, any trademark of FCC National or its Affiliates, in connection with the Services (each, a "FCC National Trademark").

                (b) E-LOAN shall use all FCC National Trademarks in accordance with the standard policies and guidelines adopted by FCC National, as such standards, policies, and guidelines may be amended by FCC National from time to time. FCC National shall have the right to proscribe any use by E-LOAN of a FCC National Trademark including any use that is not in accordance with any and all of FCC National's standards, policies and/or guidelines. E-LOAN shall replace any FCC National Trademark upon ninety (90) days' prior written notice from FCC National; provided however that E-LOAN may continue to use any previously printed material still containing such FCC National Trademark until reasonable use of such materials is exhausted; provided further however that FCC National shall have the right to acquire such previously printed materials upon payment to E-LOAN of E-LOAN's printing and out-of-pocket expenses associated with such materials.

                (c) E-LOAN shall not engage in any action associated with a FCC National Trademark that adversely affects the good name, goodwill, image or reputation of FCC National. All uses of a FCC National Trademark hereunder shall inure to the benefit of FCC National.

                (d) E-LOAN grants to FCC National, for the term of this Agreement, a non-exclusive, non-transferable, royalty-free, revocable license to use, at E-LOAN's direction and in E-LOAN's sole discretion, any trademark of E-LOAN or its Affiliates, in connection with the links to or from or in conjunction with FCC National's website. E-LOAN's trademarks, as used herein, are E-LOAN, ELOAN, E-LOAN Express, E-LOAN Ltd., E-Track, e-loan.com and eloan.com (the "E-LOAN Marks"). FCC National may not use the E-LOAN Marks, including its service marks, trade names, logos or other commercial or product designations for any other purpose without the prior written consent of E-LOAN.

                (e) In addition, FCC National shall not engage in any action associated with any E-LOAN Mark that adversely affects the good name, goodwill, image or reputation of E-LOAN. All uses of an E-LOAN Mark hereunder shall inure to the benefit of E-LOAN.

                Section 7.3 Intellectual Property Rights. (a) For the purposes of this Section 7.3, (i) "Intellectual Property" shall mean any patents, inventions, invention disclosures, Marks (as defined below), material trade secrets, know-how, formulae and processes, software programs (except for programs purchased off the shelf), proprietary data and databases, copyrights and all other similar items of intellectual property, whether registered or unregistered, including any rights created by use thereof, all proceeds thereof (such as by way of example, licenses, royalties and proceeds of current infringements), and the right to sue for past, present and future infringements;
(ii) "Marks" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names, including any registration or application for registration of any trademarks and services marks in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) in the United States or any foreign country; and (iii)


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"Custom Work Product" shall mean the resulting work product (including functional and technical designs, interfaces, test items, test definitions, programs, modules, code, flowcharts, data diagrams, specifically, documentation and the like) developed by E-LOAN after the Effective Date of the Agreement on behalf of FCC National and at FCC National expense in furtherance of the Statement of Work.

                (b) Each party shall retain the rights in and title to its respective Marks, and any other Intellectual Property previously or generally developed by such party or its Affiliates that may be adapted or used by the other party in connection with the Project.

                (c) Neither party shall copy, use, display, distribute or transfer the other party's Marks, or other Intellectual Property owned by such other party or its Affiliates except as expressly contemplated by this Agreement. Notwithstanding the foregoing sentence, each party hereto agrees that the other party shall be free to use and employ the general skills, know-how, methods and techniques, or skills gained or learned during the course of the Project, so long as such party does not disclose Confidential Information of the other party.

                (d) Upon termination of this Agreement, E-LOAN shall transfer to FCC National and FCC National shall own all right, title and interest to all Custom Work Product, if any. E-LOAN expressly acknowledges and agrees that, conditioned on final payment of the expenses related thereto, all such Custom Work Product constitutes "work made for hire" under the Federal copyright laws (17 U.S.C. Section 101) owned exclusively by FCC National and, alternatively, E-LOAN shall irrevocably assign all ownership or other rights it may have in Custom Work Product to FCC National. Further, FCC National shall own, or E-LOAN shall irrevocably assign to FCC National, all right title and interest to all rights, including copyrights, in materials, written documents, concepts, techniques, know-how and ideas embodied in such "work made for hire" or otherwise developed by E-LOAN for FCC National and at FCC National's expense, with the exception of pre-existing works of authorship and materials.

                                  ARTICLE VIII
                                GENERAL COVENANTS

                Section 8.1 Disclosures. The parties shall cooperate fully with each other in providing all required notices and disclosures to the appropriate governmental or regulatory authorities and to affected Users concerning the initiation or termination of this Agreement or of the Services, or of any substantial changes in the Services being provided to FCC National or Users.

                Section 8.2 Cooperation with Examinations. E-LOAN shall provide to the internal and external auditors and personnel of FCC National and FCC National's Affiliates, and any examiners or agents from any regulatory body asserting jurisdiction over the business of FCC National or any of FCC National's Affiliates, all third party audit and examination reports prepared by regulatory examiners and independent public accountants of E-LOAN, and shall grant such auditors, personnel, examiners and agents reasonable access to E-LOAN (including, without limitation, to E-LOAN's records, systems, controls, processes and procedures) and to the data center from which E-LOAN provides the Services for the purpose of performing audits or examinations of E-LOAN or E-LOAN's Affiliates, including, without limitation, any Agency examination under 12 U.S.C. Section 1867(c). E-LOAN shall fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in connection with any such audit or examination.

                Section 8.3 Year 2000 Due Diligence. (a) E-LOAN understands and acknowledges that FCC National shall be required to represent to the OCC that FCC National will perform requisite due diligence to ensure that all third-party data processing service providers or purchased applications or systems that FCC National utilizes as part of the Project are Year 2000 compliant in accordance with OCC issuances. E-LOAN further understands and acknowledges that, as part of this due diligence, FCC National will determine whether E-LOAN is taking or has taken appropriate action to achieve Year 2000 readiness and has adopted contingency plans for mission-critical products and services. E-LOAN shall cooperate fully with any due diligence and monitoring activities conducted by FCC National as part of its oversight and review of E-LOAN's Year 2000 procedures, including, without limitation, compliance with FCC National's audit procedures as described in Section 8.2 above.

                (b) E-LOAN further understands and acknowledges that FCC National must develop a contingency plan related to Year 2000 compliance in accordance with Agency recommendations prior to the launch date of the Project. E-LOAN shall cooperate fully with the development of such contingency plan.

                Section 8.4 Disaster Recovery Plan. Throughout the term of this Agreement, E-LOAN hall maintain a disaster recovery plan (the "Disaster Recovery Plan") and the capacity to execute such plan, which plan, at a minimum, shall conform to the standards set by the Federal Financial Institutions Examination Council. A copy of the executive summary of E-LOAN's current Disaster Recovery Plan is attached hereto, for reference purposes only, as Schedule E. On an annual basis and as otherwise requested by FCC National, E-LOAN shall provide FCC National with an executive summary of E-LOAN's most current Disaster Recovery Plan and a detailed description of the Disaster Recovery Plan test results, which Disaster Recovery Plan shall be performed by E-LOAN at least annually. Upon the occurrence of any disaster requiring use of E-LOAN's Disaster Recovery Plan, E-LOAN shall promptly notify FCC National of same, and E-LOAN shall provide to FCC National equal access as E-LOAN's other customers in the provision of the products or services contemplated by this Agreement. If FCC National reasonably determines that E-LOAN has not or cannot put its Disaster Recovery Plan in place quickly enough to meet FCC National's needs or is otherwise unable to provide equal access to such products or services, E-LOAN shall promptly assist and support FCC National in seeking such products or services from an alternative source and provide transition assistance as described in Section 9.4 of this Agreement.

                                   ARTICLE IX
                              TERM AND TERMINATION

                Section 9.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in force for a period of [*] (the "Initial Term"). The Initial Term shall automatically renew and extend for successive one
(1) year terms, commencing at the conclusion of the Initial Term or any renewal term, unless contrary notice in writing is given by FCC National or E-LOAN at least 90 days prior to termination of the then current term. Upon termination, the parties' obligations of a continuing nature shall continue to be binding and in full force and effect.

                Section 9.2 Termination. Either party may, at its option, terminate the Agreement in the event of a material breach of this Agreement by the other party. Such termination may be effected only through written notice to the breaching party, which notice shall specify the breach on which termination is based. Following receipt of such notice, the breaching party shall have thirty (30) days to cure such breach; the Agreement shall terminate in the event such cure is not effected by the end of such period.

                Section 9.3 Early Termination by FCC National. [*]

                Section 9.4 Transition Services. Notwithstanding any other provision of this Agreement, including, without limitation, Sections 9.2 and 9.3 above and Sections 9.5 and 9.6 below, if, upon termination of this Agreement, FCC National chooses to continue to offer the Services (or any services that replace the Services or part thereof) itself or through a provider other than E-LOAN, which other provider may be an Affiliate of FCC

[*] Confidential treatment requested.

National, (a "Transition"), FCC National may request an extension of this Agreement, and E-LOAN shall continue to perform hereunder for a period of up to six (6) months from the effective date of the termination (the "Transition Period") in order to allow the orderly migration and transition of the Services to FCC National and/or a third party vendor designated by FCC National; provided, however, that E-LOAN shall not be required to provide Transition Services to FCC National if (i) FCC National has terminated this Agreement pursuant to Section 9.2, 9.3, 9.5, or 9.6 and (ii) the third-party vendor operates any other multi-vendor site providing home mortgage loans from multiple lenders. E-LOAN shall, upon FCC National's request, provide reasonable assistance to FCC National to complete any such Transition. The payment obligations set forth in Schedule D shall remain effective during the Transition Period. "Reasonable assistance" shall include, as requested by FCC National, any reasonable technical and technical training support required to complete the Transition in a smooth and orderly fashion and without interruption of the electronic banking services being provided by FCC National to Users, including, without limitation, assistance with porting data, revising interfaces and training FCC National and/or any third party designated by FCC National with respect to all technologies necessary to conduct the Services as part of the Project.

                Section 9.5 Termination to Achieve Regulatory Approval. E-LOAN acknowledges that, to expedite and secure regulatory approval for the Project or otherwise respond to recommendations of any Agency, FCC National may determine, in its reasonable discretion, that FCC National should perform the Services internally (or through an Affiliate) rather than through a third-party vendor. In the event FCC National makes such a determination, FCC National shall have the right to terminate the Agreement. Any termination pursuant to this Section
9.5 shall be subject to the transition obligations set forth in Section 9.4 of this Agreement.

                Section 9.6 Termination Upon Bankruptcy, Liquidation or Dissolution of E-LOAN. FCC National, reserving all other rights available to it at law or in equity, subject to the terms of this Agreement, shall have the right to immediately terminate this Agreement with respect to any portion of this Agreement upon the occurrence of any one of the following: (1) any voluntary proceeding of E-LOAN under the bankruptcy laws or proceeding for the appointment of a trustee in bankruptcy for E-LOAN, which proceeding is not dismissed or discharged within thirty (30) days thereafter, or the entry by E-LOAN into an assignment for the benefit of E-LOAN's creditors; (2) liquidation, execution or seizure of substantially all of the assets of E-LOAN, or (3) corporate dissolution of E-LOAN.

                Section 9.7 Termination Upon Bankruptcy, Liquidation or Dissolution of FCC National. E-LOAN, reserving all other rights available to it at law or in equity, subject to the terms of this Agreement, shall have the right to immediately terminate this Agreement with respect to any portion of this Agreement upon the occurrence of any one of the following: (1) any voluntary proceeding of FCC National under the bankruptcy laws or proceeding for the appointment of a trustee in bankruptcy for FCC National, which proceeding is not dismissed or discharged within thirty (30) days thereafter, or the entry by FCC National into an assignment for the benefit of FCC National's creditors; (2) liquidation, execution or seizure of substantially all of the assets of FCC National, or (3) corporate dissolution of FCC National.

                                    ARTICLE X
                    INDEMNIFICATION, PROCEDURES AND LIABILITY

                Section 10.1 E-LOAN Indemnification. E-LOAN hereby agrees to indemnify and hold harmless FCC National and its Affiliates, and their successors and assigns, from any loss, liability, claim, damage or expense:

                (a) incurred as a result of the breach of any of E-LOAN's representations and warranties as set forth in this Agreement; or

                (b) incurred as a result of the negligence, gross negligence or willful misconduct of E-LOAN, a breach of any obligation of E-LOAN to FCC National under this Agreement, or claims against FCC National brought by Users arising out of any material deviation by E-LOAN from the technical specifications performance standards set forth in the Statement of Work.

                Section 10.2 FCC National Indemnification. FCC National hereby agrees to indemnify and hold harmless, as permitted by law, E-LOAN and its Affiliates, and their successors and assigns, from any loss, liability, claim, damage or expense:

                (a) incurred as the result of the breach of any of FCC National's representations and warranties as set forth in this Agreement; or

                (b) incurred as a result of the negligence, gross negligence or willful misconduct of FCC National or a breach of an obligation of FCC National to E-LOAN under this Agreement.

                Section 10.3 Procedure for Indemnification. If a party (the "Indemnified Party") seeks indemnification under this Article X, (a) the Indemnified Party shall notify the indemnifying party (the "Indemnifying Party") within thirty (30) days after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and the Indemnifying Party confirms in writing its responsibility for such liability, if established, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

                (b) The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the Indemnifying Party (i) if the retention of such counsel has been specifically authorized by the Indemnifying Party, or (ii) if the counsel is retained because the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after receipt of a claim notice that it elects to undertake the defense thereof. The Indemnified Party shall have the right to employ counsel at the Indemnified Party's own expense and to participate in such action or claim, including settlement or trial, so long as such participation does not substantially interfere in the Indemnifying Party's defense of such claim or action.

                (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement, adjustment, compromise, or cessation, injunctive or other relief would be imposed against the Indemnified Party.

                (d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 10.3(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and with the consent of the Indemnifying Party, to settle, adjust, or compromise such claim. The Indemnified Party may settle, adjust, or compromise any such claim without the consent of the Indemnifying Party if the Indemnified Party waives indemnification for such claim.

                (e) The Indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

                (f) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

                Section 10.4 Limitation of Liability. [*]

                                   ARTICLE XI
                            CONFIDENTIAL INFORMATION

                Section 11.1 Protection. All information disclosed by a party hereto to any other party hereto in the course of performing under this Agreement or to which a party hereto gains access in connection with this Agreement, including, without limitation, any information that is related in any way to either party's customers ("Customer Information"), shall be deemed to be the property of the disclosing party and confidential (such information shall come under the definition of, and hereinafter be referred to as "Confidential Information"). For the term of this Agreement and for five (5) years thereafter (and, for purposes of Customer Information, for the term of this Agreement and indefinitely thereafter), the receiving party shall: (a) receive such Confidential Information in confidence; (b) use reasonable efforts to maintain the confidentiality of such Confidential Information and not disclose such Confidential Information to third parties (except for the receiving party's representatives, agents and contractors who have a need to know, are under a duty of non-disclosure, and are acting for the sole benefit of the receiving party), which efforts shall accord such Confidential Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords its own information of a similar nature; (c) use or permit the use of such Confidential Information solely in accordance with the terms of this Agreement; and (d) promptly notify the disclosing party in writing of any loss or unauthorized use or disclosure of or access to the disclosing party's Confidential Information of which it becomes aware. The parties hereto shall each abide by and reproduce and include any restrictive legends or confidential rights notices (although such restrictive legends or confidential rights notices are not required for Confidential Information to be afforded the protection required by this Article) that appear in or on any Confidential Information of the other party hereto that it is authorized to reproduce. Each party shall also not remove, alter, cover or distort any confidential rights notices, legends, symbols or labels appearing in any Confidential Information of any other party hereto. For purposes of this Agreement, a "need to know" means that the employee requires the Confidential Information to perform his or her responsibilities in connection with the Project.

                Section 11.2 Exclusions. The restrictions on disclosure set forth in Section 11.1 shall not apply when, and to the extent that, the Confidential Information: (a) is or becomes generally available to the public through no fault of the receiving party (or any Person acting on its behalf);
(b) was previously rightfully known to the receiving party free of any obligation to keep it confidential; (c) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (d) is independently developed by the receiving party or a third party without reference to the disclosing party's Confidential Information; or
(e) is required to be disclosed by the receiving party

[*] Confidential treatment requested.

as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days' prior written notice of such disclosure and the receiving party discloses only that portion of the Confidential Information that is legally required to be furnished pursuant to the opinion of legal counsel of the receiving party. Notwithstanding the foregoing, FCC National retains the right, in its sole discretion, to disclose any Confidential Information to (x) any Agency, whether pursuant to an audit by such Agency or otherwise, or (y) to its Affiliates (provided that such Affiliates agree to be bound by the confidentiality provisions of this Agreement).

                Section 11.3 Return or Destruction of Confidential Information Upon Termination or Expiration of Agreement. Upon the termination or expiration of this Agreement, each party shall promptly return or destroy (and certify as to the destruction thereof, without retaining any copies) all materials subject to Intellectual Property Rights of the other party, all Confidential Information of the other party, and other information, documents, manuals and other materials belonging exclusively to the other party, except as may be otherwise provided in this Agreement.

                Section 11.4 Public Statements. Without the prior written consent of the other, neither party will make any public statement regarding the existence of this Agreement or the terms hereof, or regarding the Project, and the parties will cause their representatives not to make any such public statement. Without the prior written consent of the other, neither party will make any statement to any employee (other than employees who have a need to know about the Services Agreement and/or the Project), competitor, customer, client or supplier of either party, or any other person, with respect to the Project, the nature or identity of FCC National, E-LOAN or FCC National's involvement in the Project, or the existence or contents of this Agreement. The execution of this Agreement by a party shall not be construed as written consent for a public disclosure. Notwithstanding the foregoing, both parties will endeavor to create and issue a press release announcing their relationship at a time, in a form, and in a forum acceptable to both parties.

                Section 11.5 Equitable Relief. The parties acknowledge that the breach of any portion of this Article XI would cause the disclosing party irreparable harm for which monetary damages would be inadequate. Accordingly, the disclosing party shall be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of any portion of this Article XI by the receiving party.

                                   ARTICLE XII
                               DISPUTE RESOLUTION

                Any dispute, controversy, claim or disagreement between the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with Schedule F.

                                  ARTICLE XIII
                          GENERAL TERMS AND CONDITIONS

                Section 13.1 Force Majeure. (a) For the purposes of this Agreement, "Force Majeure Event" means an event, condition or circumstance set forth in the following sentence; provided that such even, condition or circumstance is beyond the control of the party affected (the "Affected Party") and that, despite all efforts of the Affected Party to prevent it or mitigate its effects, such event, condition or circumstance prevents the performance by such Affected Party of its obligations hereunder. Only the following events may be considered Force Majeure Events: (i) explosion and fire; (ii) flood, earthquake, storm, or other natural calamity or act of God; (iii) strike or other labor dispute; (iv) war, insurrection or riot; (v) acts of or failure to act by any governmental authority; and (vi) changes in law.

                (b)     Obligations Under Force Majeure.

                        (i) If an Affected Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Affected Party to perform the obligations so affected shall be suspended.

                        (ii) The Affected Party shall give written notice of the Force Majeure Event to the other party (the "Unaffected Party") as soon as practicable after such event occurs, which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of a Force Majeure Event, the Affected Party shall, with all reasonable dispatch, take all necessary steps to resume the obligation(s) previously suspended.

                        (iii) Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 13.1 for (1) any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event, or (2) for the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.

                Notwithstanding the foregoing, E-LOAN's performance of any of its obligations under this Agreement shall not be suspended or excused pursuant to this Article XIII unless E-LOAN has, at all times during the term of this Agreement, maintained acceptable disaster recovery capabilities as required by
Section 8.4 of this Agreement.

                (c) Continued Payment Obligation. Either party's obligation to make payments already owing shall not be suspended by Force Majeure Events.

                (d) Extended Force Majeure. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party if a Force Majeure Event prevents the other party from substantially performing its obligations hereunder for a cumulative period of 365 days or more; provided that strikes or other labor disputes shall be disregarded in determining such cumulative period.

                Section 13.2 Severability. If any term, provision, or restriction of this Agreement and any appendix, exhibit, or schedule hereto is held by a court or panel of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such terms, provisions, covenants or restrictions which may be hereafter declared invalid, void or unenforceable.

                Section 13.3 Assignment of Agreement. No party shall assign, sublicense or otherwise transfer (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment, sublicense or transfer in derogation hereof shall be null and void; provided however that FCC National may, without the prior consent of E-LOAN, assign, sublicense or transfer the Agreement to (a) any Affiliate of FCC National, with reasonably comparable resources to FCC National; (b) any new entity created for purposes of operating the financial institution being created by FCC National as part of the Project as of the date of this Agreement; or (c) any Person or entity that acquires or succeeds to all or substantially all of FCC National's business or assets; and provided, that E-LOAN may, without the prior consent of FCC National, assign, sublicense or transfer the Agreement to any Person or entity that acquires or succeeds to all or substantially all of E-LOAN's business or assets. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                Section 13.4 Obligation to Notify Upon Knowledge of Event or Circumstance Giving Rise to Claim, Liability, Etc. Each party hereto shall reasonably endeavor to promptly inform the other party hereto of any event or circumstance and provide all information related to its respective information, properties or products which could reasonably lead to a claim, demand, or liability of or against the other party and/or its Affiliates by any third party.

                Section 13.5 Amendment and Modification of Agreement. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms shall be valid unless set forth in writing and signed by both parties.

                Section 13.6 Choice of Law and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Delaware (without regard to any principles of conflicts of laws thereof).

                Section 13.7 Waiver of Compliance or Enforcement. The failure of any party hereto to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

                Section 13.8 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications shall be sent to the addresses set forth on Schedule G or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 13.8.

                Section 13.9 Further Assurances. Each party hereto agrees to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement.

                Section 13.10 Headings. The headings used in this document are for convenience only and are not to be construed to have any legal significance.

                Section 13.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be considered one and the same agreement, and shall become effective when both of the counterparts have been signed by each party and delivered to the other.

                Section 13.12 Entire Agreement. This Agreement, including all Schedules attached hereto, constitutes the entire agreement among the parties hereto and supersedes any and all prior agreements or understandings among the parties with respect to the subject matter hereof. No party hereto shall be bound by, and each party hereto specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by any other party hereto in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

                            [signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                   FCC NATIONAL



                                   By: /s/ Kurt M. Campisano
                                      --------------------------------------
                                       Name: Kurt M. Campisano
                                       Title: Senior Vice President



                                   E-LOAN



                                   By: /s/ Doug Galen
                                      --------------------------------------
                                       Name: Doug Galen
                                       Title: VP Bus Dev

                                   SCHEDULE A

                                   DEFINITIONS

                "AAA" shall have the meaning set forth in Schedule F.

                "AAA Rules" shall have the meaning set forth in Schedule F.

                "Affected Party" shall have the meaning given to it in Section 13.1.

                "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person. As used herein, "control" means the power to direct the management or affairs of a Person, and "ownership" means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person which is not a corporation, more than 50% of the voting and/or equity interest.

                "Agency" shall have the meaning set forth in Section 3.7(a).

                "Applicable Law" shall have the meaning set forth in Section 3.7(a).

                "Arbitrators" shall have the meaning set forth in Schedule F.

                "Basic Qualifications" shall have the meaning set forth in Schedule F.

                "Confidential Customer Financial Information" shall mean information submitted by a customer, acquired from a third party, or generated or developed by either party hereto to the extent such information relates to such customer's application for any credit card or loan, credit bureau data or other information or analysis used to determine whether such customer will be issued any credit card or loan, the credit limit for any credit card issued to a customer, E-LOAN's internal credit scoring, payment history, customer service and customer dispute information, or any information that bears on a consumer's credit-worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living that is collected or used (or expected to be collected or used) as a factor in establishing the consumer's eligibility for credit, insurance, employment, or any other purpose permissible under the Fair Credit Reporting Act.

                "Confidential Information" shall mean any and all information, whether written or oral, relating to or disclosed in this Agreement that is or should be reasonably understood to be confidential or proprietary to the disclosing party. Confidential Information includes, without limitation, all information relating to the Project, information about either party's customers or prospective customers(including, without limitation, Customer Data), policies and procedures, operations and future business plans, technical processes and formulas, product designs, sales, performance, costs, know-how and other unpublished financial information, business plans, projections and marketing data. The terms and conditions of this Agreement (as well as all information regarding the negotiation of this Agreement) and the relationship between the parties that this Agreement represents shall be deemed to be Confidential Information of the parties hereto. The nature and identity of FCC National and its involvement in the Project shall also be deemed to be Confidential Information.

                "Customer Data" shall mean the information developed through customer use of the Services, or obtained in the course of providing the Services, and through analysis of such information, including without limitation all demographic, psychographic, behavioral and financial data.

                "Dispute" shall have the meaning set forth in Article XII.

                "Early Termination" shall have the meaning set forth in Section 9.3.

                "End-User Agreement " shall mean any agreement entered into between FCC National and a User.

                "Force Majeure Event" shall have the meaning given to it in
Section 13.1(a).

                "FCC National Policies" shall mean the internal policies and procedures of FCC National provided in writing to E-LOAN or otherwise made known to E-LOAN by FCC National or its authorized representatives, as supplemented from time to time.

                "FCC National Trademark" shall have the meaning set forth in
Section 7.2.

                "Indemnified Party" shall have the meaning set forth in Section 10.3.

                "Indemnifying Party" shall have the meaning set forth in Section 10.3(a).

                "Initial Term" shall have the meaning set forth in Section 9.1.

                "Intellectual Property Rights" shall mean, to the extent that any of the following are recognized in any country or jurisdiction in the world: intellectual property and or proprietary rights, whether registered or unregistered, including, without limitation, copyrights; patent rights (including without limitation applications for patent protection); publicity rights; trade secret rights; registered or otherwise protected trademarks, trade names and service marks and protections from trademark dilution.

                "Level 1 Dispute Review" shall have the meaning set forth in Schedule F.

                "Level 1 Dispute Termination Date" shall have the meaning set forth in Schedule F.

                "Level 2 Dispute Review" shall have the meaning set forth in Schedule F.

                "Level 2 Dispute Termination Date" shall have the meaning set forth in Schedule F.

                "OCC" shall have the meaning set forth in Section 3.7.

                "Panel" shall have the meaning set forth in Schedule F.

                "Partner" shall mean any vendor providing services or products to FCC National for the purpose of implementing a function, or part thereof, of the Project.

                "Performance Report" shall have the meaning set forth in Section 3.1.

                "Person" shall mean any individual, firm, corporation, business trust, partnership, or other entity and shall include any successor (by merger or otherwise) of such entity.

                "Project" shall mean have the meaning set forth in the recitals to this Agreement.

                "Project Manager" shall mean any individual(s) or entity designated by FCC National, in its sole discretion, to manage the Project.

                "Services" shall have the meaning set forth in Section 2.1.

                "Transition" shall have the meaning set forth in Section 9.4.

                "Transition Period" shall have the meaning set forth in Section 9.4.

                "Unaffected Party" shall have the meaning given to it in Section 13.1(b)(ii).

                "Users" shall have the meaning given to it in Section 2.1.

                                   SCHEDULE B

                                STATEMENT OF WORK

TIMING

(1) E-LOAN shall deliver, by the close of business on Friday, April 2, 1999, a beta version of the webpages for FCC National testing, comment, and approval.

(2) E-LOAN shall deliver complete functionality and integration of E-LOAN Pages onto the FCC National website by the close of business on Friday, May 7, 1999.

TASKS

(1) E-LOAN shall provide the URLs necessary to link to the FCC National website.

(2) E-LOAN shall provide one or more internet web pages for use on FCC National's website to offer loan solutions to FCC National's customers and other visitors to the FCC National website. E-LOAN shall use FCC National style guides and make all commercially reasonable efforts to comply with other FCC National requirements in the construction and modification of the web pages, except that E-LOAN shall not be required to make material changes to the content of its web pages. The number, content, and format of such web pages shall be determined in the sole discretion of FCC National, and E-LOAN shall make all commercially reasonable changes to its software to comply with FCC National's web page requirements, except that E-LOAN shall not be required to make material changes to the content of its web pages.

(3) E-LOAN shall provide FCC National with technical assistance reasonably requested by FCC National to allow FCC National to incorporate mortgage-related evaluation tools within its website, allowing customers to calculate, among other things, the dollar value of the mortgage for which they would likely qualify, the monthly payments that they could reasonably afford and their actual monthly payments.

(4) E-LOAN shall use commercially reasonable efforts to ensure that all pages of the E-LOAN website linked from any part of the FCC National website comply with the scale, speed and performance equivalent to that provided by the FCC National website, and E-LOAN shall use its best efforts to ensure that the scale, speed and performance of all pages of the E-LOAN website linked from any part of the FCC National website be no less than the current speed, scale and performance of the E-LOAN website.

(5) E-LOAN shall ensure that all information provided by users of the co-branded site is maintained, accessed and transmitted in a secure environment and in compliance with security specifications equal to those provided on the E-LOAN website as of the date the site is made available to the public.

(6)     E-LOAN shall maintain the web pages related to its products.

(7) E-LOAN shall, for the term of this Agreement, continue to offer loan solutions involving multiple lenders and shall ensure the integrity of E-LOAN's system to present the customer with multiple lender options and to identify the most competitive loan options.

(8) E-LOAN shall offer loans to applicants referred by FCC National on terms not less favorable, and with no additional fees, than the terms and fees on loans offered by E-LOAN to any other loan applicant.

(9) E-LOAN shall cooperate with FCC National to develop and execute mutually agreed upon promotional offers; provided, however that nothing in this Section (9) shall require E-LOAN or FCC National to enter into any promotional offer which would have a negative financial impact on such party.

(10) E-LOAN will ensure that customers accessing E-LOAN through the FCC National site will have no links to outside sites that E-LOAN does not host.

ACCEPTANCE

(1) Acceptance will be based upon satisfactory completion of all of the TASK and TIMING items.

(2) After E-LOAN has completed internal testing on the any of the above items, individually or as a group, it shall deliver such items to FCC National for testing. FCC National will then be responsible for testing the completed items.

(3) Once all testing has been completed by FCC National and all bugs reported have been resolved, a formal acceptance letter will be issued by E-LOAN to FCC National for signature.

(4) The FCC National executive with the authority to sign off on the acceptance letter is Chip Weldon, VP, Interactive.

                                   SCHEDULE C
                         TECHNICAL SUPPORT AND PERSONNEL

FCC National technical personnel contact information:

                c/o First USA Bank, N.A.
                Three Christina Centre
                201 North Walnut Street
                Wilmington, DE 19801
                Attn:  Evan Tso
                Tele.: 302-985-8317
                E-mail:evantso@firstusa.com

E-LOAN technical personnel contact information:

                E-LOAN, Inc.
                5875 Arnold Road
                Dublin, California 94568

                Attn:  Matthew Murray, Partner Integration Manager
                Tele.: (925) 560-2617
                E-mail:matthew@eloan.com

                                   SCHEDULE D

                               PAYMENT OBLIGATIONS

        Section 1. Marketing Fee. [*]

        Section 2. Transition Fee. [*]

        Section 3. Right to Renegotiate. [*]

[*] Confidential treatment requested.

                                   SCHEDULE E

                                DISASTER RECOVERY

        E-Loan maintains a formal disaster recovery and contingency plan ("DRCP") under which the co-branded Loan Center created for FCC National will operate. E-Loan has an internal detailed procedural DRCP document containing contingency actions for various levels of outage and system failures.

        This DCRP consists of the information and procedures required to enable rapid recovery from any event that would prevent the operation of the co-branded Loan Center and the E-Loan website.

        The DCRP has been distributed to all employees who have responsibilities under the plan. Management employees have a second copy for storage at home.

                                   SCHEDULE F

                               DISPUTE RESOLUTION

        Level 1 Dispute Review. Upon the written request of either party, FCC National and E-LOAN shall each appoint a designated representative whose task shall be to meet the other party's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute ("Level 1 Dispute Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

        Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (a) fifteen (15) days of the first Level 1 Dispute Review meeting and (b) such time as when either party gives the other notice of an impasse ("Level 1 Dispute Termination Date"), a chief executive officer (or a functional equivalent) of each of FCC National and E-LOAN shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("Level 2 Dispute Review").

        Submission of Dispute to Mediation. If the parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, the parties shall give each other notice of the existence of a continuing impasse (the date on which both parties are in receipt of such notice, the "Level 2 Dispute Termination Date") and shall thereafter immediately submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within fifteen (15) days of the Level 2 Termination Date. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the parties.

        Arbitration. (a) If the parties cannot agree to a mediator within fifteen (15) days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Schedule, regardless of the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

                (b) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Arbitration Rules (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Schedule, in which event the provisions of this Section shall control.

                (c) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules (the "Basic Qualifications").

                (d) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 12.5, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Schedule and the AAA Rules.

                (e) The arbitration shall be conducted in Philadelphia, Pennsylvania; provided that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

                (f) The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

                (g) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Schedule, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

                (h) Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

                (i) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

                (j) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

                (k) The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

                (l)     Notwithstanding the choice of law provision set forth in
Section 13.6, The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, except as modified hereby, shall govern the enforcement of Article XII and this Schedule.

                Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in this Schedule, any party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors, or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of Schedule.

                Attorneys' Fees. If any action, suit, or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

                Affiliates. Each party hereto agrees that for purposes of
Article XII and this Schedule, references to the parties shall also include their respective Affiliates, who shall be subject to the Dispute resolution procedures of Article XII and this Schedule to the same extent as the parties.

                                   SCHEDULE G
                                     NOTICES


If to FCC National:   FCC National Bank
                      c/o First USA Bank, N.A.
                      Three Christina Centre
                      201 North Walnut Street
                      Wilmington, DE 19801
                      Attn: Bill Wallace

with a copy to:       FCC National Bank
                      c/o First USA Bank, N.A.
                      Three Christina Centre
                      201 North Walnut Street
                      Wilmington, DE 19801
                      Attn: Clint Walker

If to E-LOAN:         E-LOAN, Inc.
                      5875 Arnold Road
                      Dublin, California 94568
                      Attn: Doug Galen

with a copy to:       E-LOAN, Inc.
                      5875 Arnold Road
                      Dublin, California 94568
                      Attn: Chief Financial Officer



                                       29